Exhibit 99.1

Forest Oil Announces 2011 Guidance

Annual Organic Net Sales Volume Growth of 10% in 2011 Over 2010 Guidance

Capital Budget of $600 Million to $650 Million; a 10% Reduction from 2010 Guidance

80% of Capital Budget Allocated to Liquids-Rich Prospects

Cash Costs of $2.15 per Mcfe to $2.35 per Mcfe; a 7% Reduction from 2010 Guidance

DENVER--(BUSINESS WIRE)--January 20, 2011--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its 2011 capital budget and related guidance. As a result of positive operational momentum and economic organic growth achieved in 2010, the Company intends to focus 75% of its drilling activity in its liquids-rich Granite Wash assets in the Texas Panhandle and its royalty-incentivized Deep Basin gas assets and Peace River Arch light-oil assets in Canada. Additionally, Forest expects to commence a first-half of 2011 weighted development program of its Eagle Ford oil asset, with an initial investment of $50 million of capital allocated to the play. These areas have significant horizontal project inventories on large undeveloped land bases that have the ability to carry future development for an extended period of time. In total, approximately 80% of the 2011 capital budget will be allocated to liquids-rich prospects, with the remainder allocated primarily to gas development in the Deep Basin of Alberta, Canada, that has favorable economic attributes through substantial provincial royalty incentives. 2011 guidance highlights are as follows:

  Average annual net sales volumes of 490 MMcfe/d, which represents an organic increase of approximately 10% compared to 2010 annual guidance
  Capital spending of $600 million to $650 million, which represents a decrease of approximately 10% compared to 2010 annual guidance
  Cash costs of $2.15 to $2.35 per Mcfe, which represents a decrease of approximately 7% compared to 2010 annual guidance; improving upon Forest’s position as a low cost producer

H. Craig Clark, President and CEO stated, “Our portfolio of assets provides us with the ability to organically grow production by double-digits while spending near cash flow. The focus in 2011 will be in the Granite Wash in the Texas Panhandle, the Deep Basin and Peace River Arch assets in Canada, and our Eagle Ford oil asset in South Texas. In total, we expect to spend 80% of our exploration and development budget in 2011 on liquids-rich prospects. The Granite Wash is expected to receive about half of our budget in 2011 with development efforts focused in both our southern and central fairways through the utilization of six horizontal rigs. Our methodical development efforts in the Granite Wash continue to expand the play both geographically and geologically, expanding our opportunity set in the Texas Panhandle. We will allocate about one-third of our budget to Canada, focusing on the Deep Basin in our Nikanassin resource play and in the Peace River Arch in our Evi light oil play. As we have in virtually all of our development plays, we intend to transition the Nikanassin resource play to horizontal development in 2011 and expand the scope of horizontal drilling in our Evi field. We also initially intend to deploy a one to two rig drilling program in our Eagle Ford oil window acreage in Gonzales and Wilson Counties focused on the first-half of 2011. Our 2011 production guidance reflects mid-case type curves with no material production contribution from the Eagle Ford. In summary, we expect to focus our drilling on liquids to enhance returns while generating organic double-digit production growth and spending near cash flow.”

The focus of Forest’s drilling program in 2011 will primarily involve horizontal drilling in areas that have significant growth opportunities through large project inventories. Forest entered 2011 operating six drilling rigs, after ramping down activity at the end of 2010 to reposition its rig fleet, and intends to expand the fleet to 13 to 14 rigs by the end of the first quarter. The breakout of Forest’s operated rig count, gross wells to be drilled, and capital expenditures are as follows:

	Operated Rig Count	Wells To Be Drilled	Capital Expenditures	Capital Expenditures
	Gross	Gross	($MM)	(%)

Granite Wash	6	40	300	48%
Deep Basin / Evi	5	50	175	28%
Eagle Ford	1-2	8	50	8%
Other / Cap G&A	1	12	100	16%

Total	13-14	110	625	100%

2011 GUIDANCE

The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward-Looking Statements”.

Prices for Forest’s products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors. The cost of services and materials needed to produce Forest’s products are also determined by prevailing market conditions, both regional and worldwide. These factors are beyond Forest’s control and are difficult to predict. In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products. Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand, prices for liquids and gas, and the cost of required services and materials will continue at levels that allow for economic production of these products.

The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes). Forest’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Forest can give no assurance that its future results will be as estimated.

The guidance below represents Forest’s guidance for 2011 without consideration of the proposed initial public offering (IPO) and spin-off of Forest’s Canadian operations through Forest’s wholly-owned subsidiary, Lone Pine Resources Inc. (Lone Pine). The Company intends to revise its guidance on or about the time of Lone Pine’s IPO.

For the year ended December 31, 2011, Forest intends to invest between $600 million and $650 million for capital activities (excluding capitalized interest, capitalized stock-based compensation, asset retirement obligations incurred, and asset and leasehold acquisitions).

Oil and Gas Net Sales Volumes: Forest expects average annual net sales volumes of 490 MMcfe/d in 2011. Annual 2011 organic production growth is expected to be approximately 10%, pro forma for the average net sales volume impact of divestitures of 7 MMcfe/d in 2010. Sequential quarter-over-quarter organic growth is expected to commence in the second quarter of 2011 as Forest’s rig count increases throughout the first quarter. Net sales volumes are expected to be comprised of approximately 70% natural gas and 30% liquids (13% crude and condensate and 17% natural gas liquids).

Price Realizations:

Based on current prices, Forest expects natural gas price realizations in 2011 will average $0.40 to $0.60 per MMBtu less than the NYMEX Henry Hub price, not including the effect of derivatives.

Based on current prices, Forest expects oil price realizations in 2011 will average $6.00 to $8.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price, not including the effect of derivatives.

Based on current prices, Forest expects natural gas liquids realizations in 2011 will average 37.5% to 42.5% of the WTI price, not including the effect of derivatives.

Total Cash Costs: Forest expects total cash costs (which include production expense, general and administrative expense [excluding stock-based compensation], interest expense and current income tax expense) will be $385 million to $420 million, or $2.15 to $2.35 per Mcfe. The following is a detail of the guidance for total cash costs in 2011:

Production Expense: Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation) will be $200 million to $220 million, or $1.15 to $1.25 per Mcfe.

General and Administrative (G&A) Expense: Forest expects G&A expense will be $50 million to $55 million, not including stock compensation expense, or $0.25 to $0.30 per Mcfe.

Interest Expense: Forest expects interest expense will be $135 million to $145 million, or $0.75 to $0.80 per Mcfe.

Income Tax Expense: Forest’s total effective income tax rate is expected to be 36% (inclusive of applicable federal and state taxes), and Forest’s current tax is expected to be 1% to 2% of the total income tax expense.

Stock Compensation Expense: Forest expects non-cash stock compensation expense will be $22 million to $25 million.

Depreciation, Depletion, and Amortization (DD&A) Expense: Forest expects its DD&A rate will be $1.75 to $1.85 per Mcfe.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

As of January 20, 2011, Forest had natural gas, natural gas liquids, and oil derivatives in place for 2011 and 2012 covering the aggregate average daily volumes and weighted average prices shown below. None of these derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold. The derivative counterparties consist of commercial banks that are lenders under Forest’s credit facilities, or affiliates of such banks.

	2011	2012
Natural gas swaps:
Contract volumes (Bbtu/d)	139.2	20.0
Weighted average price (per MMBtu)	$5.54	5.40

Natural gas liquids swaps:
Contract volumes (MBbls/d)	5.0	-
Weighted average price (per Bbl)	$38.15	-

Oil swaps:
Contract volumes (MBbls/d)	1.0	-
Weighted average price (per Bbl)	$85.00	-

Oil collars:
Contract volumes (MBbls/d)	3.0	-
Weighted average ceiling price (per Bbl)	$90.20	-
Weighted average floor price (per Bbl)	$75.00	-

In connection with several natural gas derivatives detailed in the table above, Forest granted option instruments to counterparties in exchange for Forest receiving premium hedged prices on natural gas swaps. As of January 20, 2011, none of the options detailed below have been exercised by the counterparties. The table below sets forth the outstanding options as of January 20, 2011:

	2011	2012
Natural gas swaptions:
Contract volumes (Bbtu/d)	-	20.0
Weighted average price (per MMBtu)	$-	5.40

Oil swaptions:
Contract volumes (MBbls/d)	-	3.0
Weighted average price (per Bbl)	$-	90.00

Oil call options:
Contract volumes (MBbls/d)	1.0	-
Weighted average price (per Bbl)	$90.00	-

Forest does not have any basis derivatives in place as of January 20, 2011.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial and economic environment on its business and financial condition, a lack of availability of, or increase in costs relating to, goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

A registration statement relating to Lone Pine’s offering of shares of common stock has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.

The offering of shares of common stock of Lone Pine will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (866) 803-9204.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

January 20, 2010

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
VP–Corporate Planning and Investor Relations